As filed with the Securities and Exchange Commission on June 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Hawaii	99-0208097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Bishop Street, Suite 2900

Honolulu, Hawaii  96813

(808) 543-5662

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMERICAN SAVINGS BANK 401(K) PLAN

(Full title of the plan)

Gregory C. Hazelton

1001 Bishop Street, Suite 2900

Honolulu, Hawaii 96813

(808) 543-5662

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lucy Schlauch Stark

Holland & Hart LLP

555 Seventeenth Street, Suite 3200

Denver, Colorado 80202

(303) 295-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒

Accelerated filer	☐

Non-accelerated filer	☐

Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock (without par value)	220,000	$43.60	$9,592,000	$1,162.55

(1)          The maximum number of securities purported to be registered by this registration statement is subject to adjustment in accordance with certain anti-dilution and other provisions of the American Savings Bank 401(k) Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)          Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s Common Stock (without par value) on the New York Stock Exchange on June 20, 2019.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by Hawaiian Electric Industries, Inc., a Hawaii corporation (“HEI” or the “Company”), pursuant to General Instruction E. of Form S-8 for the purpose of registering an additional 220,000 shares of the Company’s Common Stock (without par value) (“Common Stock”) for issuance under the American Savings Bank 401(k) Plan (the “ASB Plan”) for the benefit of eligible employees and former employees of American Savings Bank, F.S.B. (the “Bank”) and their beneficiaries. The ASB Plan has been established by the Bank, an indirect wholly-owned subsidiary of HEI.

On May 6, 2009, the Company filed a registration statement on Form S-8 (File No. 333-159000) to register 1,000,000 shares of Common Stock issuable under the ASB Plan. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of that earlier registration statement to the extent not modified, amended or superseded by this Registration Statement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the ASB Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by HEI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold, are hereby incorporated by reference to be a part of this registration statement from the date of filing of such documents:

(a) HEI’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019;

(b)  HEI’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2019, filed with the Commission on May 7, 2019;

(c)  HEI’s Current Reports on Form 8-K filed with the Commission on January 2, 2019, January 25, 2019,  February 19, 2019 and May 10, 2019 (in each case, excluding any information furnished pursuant to Item 2.02 or Item 7.01 contained in any such reports, unless otherwise indicated therein); and

(d) The description of the Common Stock contained in the Company’s registration statement on Form 8-A, filed with the SEC on October 26, 2004, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement on Form S-8 and prior to such time as the Registrant files a post-effective amendment to this Registration Statement on Form S-8 that indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Amended and Restated Articles of Incorporation of HEI provide that HEI will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought or in any other court having jurisdiction in the premises shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses for which such court shall deem proper.

The indemnification provisions in the Amended and Restated Articles of Incorporation of HEI were adopted under the applicable provisions of the Hawaii Revised Statutes, and substantially similar permissive indemnification provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

The Amended and Restated Articles of Incorporation of HEI further provide that the personal liability of directors of HEI shall be eliminated to the fullest extent permissible under Hawaii law, including under Section 414-222 of the Hawaii Revised Statutes.

Section 414-222 of the Hawaii Revised Statutes permits a corporation to eliminate the personal liability of directors by such a provision in a corporation’s articles of incorporation, except for (i) the amount of financial benefit received by a director to which the director is not entitled, (ii) the intentional infliction of harm on the corporation, (iii) liability for an unlawful dividend or distribution and (iv) an intentional violation of criminal law.

HEI has entered into written indemnification agreements with certain of its officers and directors which, subject to certain exceptions, require us to indemnify such officers and directors to the fullest extent permitted by law against certain expenses, including attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses incurred in proceedings and appeals and other amounts paid in settlement in connection with any legal proceedings to which such person was or is, or is threatened to be made, a party by reason of the fact that person was a director or officer of the Company or was serving as a director, officer, employee or other agent of another enterprise. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

HEI also maintains a directors’ and officers’ liability insurance policy, pursuant to which directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as part of this registration statement or incorporated by reference herein:

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. (previously filed as Exhibit 3(i) to the Current Report on Form 8-K filed on May 6, 2009, File No. 001-08503).

4.2

Amended and Restated Bylaws of Hawaiian Electric Industries, Inc. effective February 14, 2019 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on February 19, 2019, File No. 001-08503).

4.3	American Savings Bank 401(k) Plan, restatement effective January 1, 2013 (previously filed as Exhibit 4.8 to the Annual Report on Form 10-K for the year ended December 31, 2012, File No. 08503).

4.4

Amendment No. 2013-1 to American Savings Bank 401(k) Plan, effective as of January 1, 2014 (previously filed as Exhibit 4.7(a) to the Annual Report on Form 10-K for year ended December 31, 2015, File No. 08503).

4.5*	Amendment No. 2019-1 to American Savings Bank 401(k) Plan, effective as of May 6, 2019.

4.6

Master Trust Agreement dated as of September 4, 2012 between HEI and ASB and Fidelity Management Trust Company, as Trustee (previously filed as Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, File No. 08503).

4.7

Letter Amendment effective November 28, 2012 to Master Trust Agreement dated as of September 4, 2012 between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4.6(a) to the Annual Report on Form 10-K for the year ended December 31, 2012, File No. 08503).

4.8

Letter Amendment effective October 1, 2014 to Master Trust Agreement dated as of September 4, 2012 between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, File No. 08503).

4.9

First Amendment to Master Trust Agreement (dated as of September 4, 2012) effective March 1, 2015 between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, File No. 08503).

4.10

Letter Amendment effective August 3, 2015 to Master Trust Agreement (dated as of September 4, 2012) between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4.4(d) to the Annual Report on Form 10-K for the year ended December 31, 2017, File No. 08503).

4.11

Letter Amendment effective August 15, 2017 to Master Trust Agreement (dated September 4, 2012) between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, File No. 08503).

4.12

Second Amendment effective January 1, 2018 to Master Trust Agreement (dated September 4, 2012) between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4.4(f) to the Annual Report on Form 10-K for the year ended December 31, 2017, File No. 08503).

4.13

Letter of Direction effective January 2, 2018 to Master Trust Agreement (dated September 4, 2012) between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4.4(g) to the Annual Report on Form 10-K for the year ended December 31, 2017, File No. 08503).

4.14

Third Amendment effective July 1, 2018 to Master Trust Agreement (dated September 4, 2012) between HEI and ASB and Fidelity Management Trust Company (previously filed as Exhibit 4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, File No 08503).

4.15*	Fourth Amendment effective June 26, 2019 to Master Trust Agreement (dated September 4, 2012) between HEI and ASB and Fidelity Management Trust Company.

5.1*	Opinion of Kurt K. Murao, Esq. (including consent) with respect to the legality of the Common Stock registered hereby.

23.1*	Consent of Kurt K. Murao, Esq. (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

In lieu of filing an opinion of counsel concerning compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or an Internal Revenue Service (“IRS”) determination letter as an exhibit hereto, registrant undertakes to cause the Bank to submit the ASB Plan and any amendment thereto to the IRS in a timely manner and to cause the Bank to make all changes reasonably required by the IRS in order to qualify the ASB Plan.

*Filed herewith.

Item 9. Undertakings.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on June 26, 2019.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

/s/ Constance H. Lau
Name: Constance H. Lau
Title: President and Chief Executive Officer
(Principal Executive Officer)

/s/ Gregory C. Hazelton
Name: Gregory C. Hazelton
Title: Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Paul K. Ito
Name: Paul K. Ito
Title: Vice President - Tax, Controller and Assistant Treasurer
(Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of the registrant, hereby severally constitute and appoint Constance H. Lau, Gregory C. Hazelton, Kurt K. Murao and Paul K. Ito, and each of them singly, our true and lawful attorneys-in-fact, with full power of substitution and re-substitution, to sign for us and in our names in the capacities indicated below any and all amendments to this Registration Statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities and on the date indicated.

Date: June 26, 2019

/s/ Constance H. Lau	Director	/s/ Celeste A. Connors	Director
Constance H. Lau		Celeste A. Connors

/s/ Richard J. Dahl	Director	/s/ Thomas B. Fargo	Director
Richard J. Dahl		Thomas B. Fargo

/s/ Peggy Y. Fowler	Director	/s/ Mary G. Powell	Director
Peggy Y. Fowler		Mary G. Powell

/s/ Keith P. Russell	Director	/s/ William James Scilacci, Jr.	Director
Keith P. Russell		William James Scilacci, Jr.

/s/ James K. Scott	Director	/s/ Barry K. Taniguchi	Director
James K. Scott		Barry K. Taniguchi

/s/ Jeffrey N. Watanabe	Chairman of the Board of Directors
Jeffrey N. Watanabe